EXHIBIT 99


FOR IMMEDIATE RELEASE:  DECEMBER 2, 1998

                 Heilig-Meyers Announces Executive's Retirement

         Richmond, VA: Heilig-Meyers Company (NYSE: HMY) announced that Troy A. Peery, Jr., President and Chief Operating Officer will retire from the Company and its Board of Directors effective March 1, 1999. Mr. Peery joined Heilig-Meyers in 1972 and held positions as Controller, Treasurer, Senior Vice President-Finance and Executive Vice President prior to being named President in April of 1986. During the time in which Mr. Peery served as President and Chief Operating Officer, Heilig-Meyers grew from 214 stores with $182 million in revenues to over 1,200 stores generating over $2.5 billion in total revenues. Mr. Peery commented that he was proud of what the Company had accomplished during his tenure. He added, "What we've built at Heilig-Meyers over the past 26 years is far greater than I could have ever imagined when I joined the Company in 1972." Upon retirement, Mr. Peery plans to continue and expand his involvement with community work and philanthropic causes.

         William C. DeRusha, Chairman and Chief Executive Officer, commented that Mr. Peery was instrumental in the Company's emergence as the Nation's
largest home furnishings retailer.   The Company announced that Mr. DeRusha had
been elected to assume the additional responsibilities of the President.

         Heilig-Meyers Company is the Nation's largest retailer of furniture, bedding and related items with stores in 37 states, Washington D.C. and Puerto Rico.